EX-23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated March 30, 2016, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of Spindle, Inc. which appears in this Amendment No. 1 to the Registration Statement on Form S-1.

/s/ RBSM LLP

Henderson, NV

April 6, 2016